Exhibit 10.62
TISSUE RECOVERY AGREEMENT BETWEEN
OSTEOTECH, INC.
AND
COMMUNITY BLOOD CENTER d/b/a/ COMMUNITY TISSUE SERVICES

AGREEMENT
This Agreement is made as of October 30, 2009 (the “Effective Date”), by Community Blood Center d/b/a Community Tissue Services, a nonprofit corporation organized under the laws of the state of Ohio, with offices at 349 South Main Street, Dayton, Ohio 45402 (“CTS”), and Osteotech, Inc., a Delaware corporation, with offices at 51 James Way, Eatontown, New Jersey 07724 (“Osteotech”), as follows:
WHEREAS, Osteotech engages in high-quality tissue processing (“Processing” or “Process(es)”) and other related activities relating to human bone and other soft tissue for transplantation (collectively, “Tissue”);
WHEREAS, Osteotech provides Tissue it Processes for distribution to hospitals, surgeons, and other end-users (collectively, “End-Users”);
WHEREAS, CTS recovers Tissue for transplantation;
WHEREAS, CTS desires to provide certain of the Tissue it recovers to Osteotech for Processing and distribution;
WHEREAS, Osteotech desires to Process and provide for distribution the Tissue provided to it by CTS.
NOW, THEREFORE, the parties agree as follows:
1. DELIVERY AND PROCESSING OF TISSUE
1.1 CTS Commitment to Deliver Tissue to Osteotech
1.1.1. Osteotech Engagement of CTS
(a) Osteotech hereby engages CTS to provide to Osteotech, and CTS agrees to provide to Osteotech, the types of Tissue specified on Exhibit A (“Specifications for Donor Tissue”) that are recovered by, on behalf of, or under the supervision of CTS after January 1, 2008 (“CTS Recovered Tissue”). The CTS Recovered Tissue provided by CTS to Osteotech shall be recovered, processed, and cleaned, as applicable, by CTS in accordance with Osteotech’s eligibility criteria as originally provided to CTS prior to the Effective Date of this Agreement and as amended pursuant to Section 1.1.2(d) (the “Recovery Standards”), provided that in no event will the CTS Recovered Tissue provided to Osteotech have been treated with iodine, hydrogen peroxide, Allowash™, or irradiation. All sales of CTS Recovered Tissue shall be final and may not be returned by Osteotech to CTS except as provided in Section 1.1.1(b) below. Eligibility for transplant shall be the responsibility of CTS’s Medical Director. CTS shall not be required to provide Osteotech with a full chart regarding eligibility for transplant. CTS will evaluate and certify compliance with the Recovery Standards and the Specifications for Donor Tissue stated on Exhibit A.
**
The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

(b) Osteotech shall have the right, within thirty (30) days of receipt of CTS Recovered Tissue, to inspect and reject the CTS Recovered Tissue (i) in the event CTS fails to perform or accurately document the processes set forth in subsection (a), (ii) in the event of damage during shipping, or (iii) if the CTS Recovered Tissue fails to meet the specifications stated on Exhibit A. In the event of rejection, the CTS Recovered Tissue shall not count as a committed unit under Section 1.1.1(c), and Osteotech shall, at CTS’s choice and expense, destroy or return such rejected Tissue to CTS. If additional information or clarification is required to determine whether the CTS Recovered Tissue meets specifications, notification by Osteotech must occur within the thirty (30) day period. Disposition of the tissue by Osteotech will occur within ten (10) business days of receipt by Osteotech of the required information from CTS.
(c) Within thirty (30) days of the Effective Date, Osteotech shall inform CTS in writing of the number of whole donors, cortical shafts, and fascia (which may be referred to herein as units of Donor Tissue) requested to be provided by CTS between the Effective Date and December 31, 2009, with a breakdown by the number of units of Donor Tissue to be provided in each month of 2009 by CTS. Within fourteen (14) days of the receipt of such request, CTS will provide a commitment to Osteotech of the number of units of Donor Tissue to be provided in each month of 2009 to Osteotech, which may be less than or equal to the requested amount. Osteotech shall accept all of such units of Donor Tissue that CTS commits to provide, subject to the provisions provided herein.
For the three year period beginning with the calendar year 2010, Osteotech shall inform CTS by November 15, 2009, of the number of units of Donor Tissue requested to be delivered by CTS during 2010, 2011, and 2012, with a breakdown of the number of units of Donor Tissue requested to be provided per calendar month, along with a non-binding annual forecast of the number of units of Donor Tissue Osteotech expects to request for 2013. Within thirty (30) days of the receipt of such request, CTS will provide a commitment to Osteotech of the number of units of Donor Tissue to be provided to Osteotech per calendar month of 2010, 2011, and 2012, which may be less than or equal to the requested amount. Osteotech shall accept all of such units of Donor Tissue that CTS commits to provide, subject to the provisions provided herein.
Osteotech shall inform CTS by November 15, 2010, and by November 15th of each following year, of the number of units of Donor Tissue requested to be delivered by CTS during each of the next three calendar years, with a breakdown of the number of units of Donor Tissue to be provided per calendar month in each of these years, along with a non-binding forecast of the annual number of units of Donor Tissue Osteotech expects to need in the calendar year that follows the third calendar year, as applicable. Within thirty (30) days of the receipt of each request, CTS will provide a commitment to Osteotech of the number of units of Donor Tissue to be provided to Osteotech each month in the third year of the requested period, which may be less than or equal to the requested amount. Osteotech shall accept all of such units of Donor Tissue that CTS commits to provide, subject to the provisions provided herein.

If the Osteotech forecasts have been revised from the previous forecast for the first and/or second years of the applicable period, CTS will use commercially reasonable efforts to provide a new commitment to Osteotech that meets Osteotech’s revised forecasts of the number of units of Donor Tissue requested by Osteotech. Such new commitment by CTS may or may not change from the previous CTS commitment for the applicable period and may be less than or equal to the new requested amount. If the revised forecast is lower than the original forecast, CTS may require that Osteotech maintain the original forecast and CTS will maintain their original commitment. If the revised forecast is greater than the original forecast, Osteotech recognizes that CTS may not be able to commit to the incremental volumes, but in no event shall the new commitment be less than the prior commitment. Osteotech shall accept all of such units of Donor Tissue that CTS commits to provide, subject to the provisions provided herein.
(d) In any designated period under this Agreement, if CTS delivers fewer units of Donor Tissue than are committed, the difference between the committed number of units and the actual number of units delivered during that period shall be referred to as the “Shortfall.”
(e) Between the Effective Date and December 31, 2010 (the “First Period”), CTS must deliver to Osteotech at least ** (**%) of the committed units of each category of Donor Tissue provided in Section 1.1.1(c) above for the First Period. Should CTS fail to deliver at least ** (**%) of the committed units of Donor Tissue during this First Period, then CTS must make up that Shortfall in calendar year 2011. If CTS fails to make up the Shortfall in 2011, then the Shortfall shall not constitute a material breach or otherwise be grounds for terminating this Agreement; but instead, the Alternative Tissue Reimbursement Fee Schedule set forth in Exhibit B for fees for recovering of tissue and performance of services associated with this Agreement (the “Tissue Reimbursement Fees”) shall govern, until such time as CTS has made up all Shortfalls and has brought its deliveries for the current year to a number commensurate with its prorated commitments for that year, at which time the Standard Tissue Reimbursement Fee Schedule set forth in Exhibit B shall again be applicable. CTS shall deliver one quarter (1/4) of each category’s commitment of Donor Tissue in each calendar quarter of the applicable year; should CTS fall behind in any given quarter, in the following quarter it must deliver an amount sufficient to meet its obligations for that following quarter, and to make up for the deficiency in the prior quarter. In each month in which CTS is to deliver Donor Tissue pursuant to Section 1.1.1(c), CTS must provide at least ** (**%) of the committed units for each category of Donor Tissue.
(f) In calendar year 2011 and in each calendar year thereafter, CTS must deliver at least ** (**%) of the committed units of each category of Donor Tissue, as provided in Section 1.1.1(c) above. Should CTS fail to deliver at least ** (**%) of the committed units of Donor Tissue in any of calendar years 2011 thereafter, CTS shall be required to make up the entire Shortfall in the next calendar year. If CTS fails to make up the Shortfall in that next year, then the Shortfall shall not constitute a material breach or otherwise be grounds for terminating this Agreement; but instead, the Alternative Tissue Reimbursement Fee Schedule set forth in Exhibit B shall govern, until such time as CTS has made up all Shortfalls and has brought its deliveries for the current year to a number commensurate with its prorated commitments for that year, at which time the Standard Tissue Reimbursement Fee Schedule set forth in Exhibit B shall again be applicable. CTS shall deliver one quarter (1/4) of each category’s commitment of Donor Tissue in each calendar quarter of the applicable year; should CTS fall behind in any given quarter, in the following quarter it must deliver an amount sufficient to meet its obligations for that following quarter, and to make up for the deficiency in the prior quarter. In each month in which CTS is to deliver Donor Tissue pursuant to Section 1.1.1(c), CTS must provide at least ** (**%) of the committed units for each category of Donor Tissue.

(g) As applied to Donors delivered by CTS to Osteotech under this Agreement, CTS will provide to Osteotech in any calendar year the following percentages per age group and gender of whole donors and cortical shafts as further set forth in Exhibit A (Specifications for Donor Tissue). The average age within both the Group “A” Whole Donors and the Group “B” Whole Donors and the average age of the Cortical Shafts delivered by CTS to Osteotech pursuant to these specifications shall be within ** years of the average age of donors received by CTS at their Dayton, Ohio facility over the previous ** calendar years. The ratio of male to female donors for both the Group “A” Whole Donors and the Group “B” Whole Donors and the ratio of male to female donors for the Cortical Shafts shall be substantially equivalent to the male to female ratio as the donors received by CTS at their Dayton, Ohio facility over the previous ** calendar years. Compliance with these targets will be discussed at the quarterly intercompany meeting, and upon written request from Osteotech will be certified by CTS on an annual basis.
1.1.2. Costs of Recovery and Delivery; Services to be Provided by CTS
(a) Tissue Reimbursement Fees. Osteotech will reimburse CTS per unit of Donor Tissue accepted in accordance with Section 1.1.1 and Exhibit B. **
(b) Osteotech shall pay CTS in equal monthly payments for the Tissue to be delivered in any given calendar year. Osteotech shall inform CTS in writing by December 15th of each year of the amount of the monthly payments for the subsequent year, which payments shall be calculated by multiplying the year’s numbers of CTS committed units of Donor Tissue by the applicable Tissue Reimbursement Fees, and dividing by twelve. The first payment for each calendar year shall be made no later than February 15th and prior to the 15th of each subsequent month up through January 15th of the following calendar year.
(c) Additional Cortical Shaft Recovery Fee. **

(d) Compliance with Recovery Standards. All CTS Recovered Tissue delivered to Osteotech hereunder shall conform to the Recovery Standards. CTS will (i) audit all Tissue recovery sites and ensure that they comply with AATB standards, and (ii) audit laboratory test sites for compliance with all Recovery Standards. If an external audit is performed, CTS will provide to Osteotech such external audit report if the result is unfavorable to CTS. Except as set forth in Section 1.1.1(a), the Recovery Standards shall include applicable standards and requirements relating to donor referral, informed consent, tissue recovery, pre-processing storage, packaging and shipping of pre-processed Tissue and all records, activities, and standards related to obtaining, testing, documenting and evaluating serological test results and microbiological testing results; obtaining, documenting and evaluating medical history and lifestyle data; and related organizational, management and quality assurance activities as are contained in: (i) applicable laws, regulations, and guidelines of the United States Food and Drug Administration (“FDA”); (ii) applicable standards and guidelines promulgated by the American Association of Tissue Banks (“AATB”); (iii) applicable laws and regulations of other U.S. federal, state and local government agencies with jurisdiction over the recovery and distribution of human musculoskeletal tissue; (iv) applicable laws and regulations where such CTS Recovered Tissue delivered to Osteotech hereunder is recovered by, or on behalf or under the supervision of, CTS; (v) CTS’s standard operating procedures (“SOPs”), as they may be amended from time to time by CTS; and (vi) Osteotech’s Recovery Standards to the extent applicable to CTS Recovered Tissue, as specified in Osteotech’s SOPs, as such standards may be amended from time to time by Osteotech and as provided to CTS within a reasonable amount of time in advance of their effectiveness (notwithstanding the written consent requirement of Section 13, below). If interpretation of the Recovery Standards is required or if there is a disagreement about the interpretation of the Recovery Standards, CTS and Osteotech will attempt to negotiate a resolution in good faith in accordance with Section 18.
(e) Standard Operating Procedures. CTS and Osteotech shall each make available to the other party for such party’s review a copy of its current SOPs relevant to responsibilities performed in accordance with this Agreement upon reasonable prior notice of a request to review such SOPs made by such other party, provided, however, that doing so will not require such party to disclose any trade secrets, technical know-how, or unpublished scientific data, technical, or business information. Osteotech and CTS will provide the other party with any changes to existing relevant SOPs or new relevant SOPs within a reasonable period of time prior to the implementation date of any such changes. Each party will assess requirements for training and will implement such changes and conduct any necessary training within twenty eight (28) calendar days of receipt of such changes, unless otherwise reasonably requested by the party making such changes. Notwithstanding anything else in this Agreement to the contrary, Osteotech will review CTS’s SOPs and inform CTS if the SOPs are deficient.
(f) Audit Rights. Once per calendar year, and upon reasonable prior written notice to CTS, Osteotech, at its own expense, shall have the right to conduct a nonfinancial audit of CTS’s facilities and records to ensure CTS’s compliance with the terms of this Agreement, as well as with all applicable laws, regulations and standards enumerated in above. Such applicable books and records may be redacted by CTS to remove any and all confidential information not required by Osteotech to perform its audit. Any such audit shall be conducted by Osteotech so as to not interfere in any way with the normal operations of CTS. CTS will consider all reasonable actions recommended by Osteotech to correct any deficiencies, other than a breach of this Agreement, identified in any of such audits that are agreed to by CTS. If CTS decides not to implement any recommended actions, Osteotech’s sole remedy for CTS’s decision not to implement such recommended actions shall be termination of this Agreement.

(g) Certificate of Donor Eligibility. Concurrent with or preceding each delivery to Osteotech, CTS shall provide Osteotech with a copy of the serological test results, pre-processing culture results, and a Certificate of Donor Eligibility with each unit of Whole Donor Tissue that is delivered to Osteotech. Concurrent with or preceding each delivery to Osteotech of a unit of Cortical Shafts or Fascia, CTS shall provide Osteotech with a copy of the serological test results, pre-processing culture results, a Certificate of Donor Eligibility, and the microbiological results from an in-process swab or tissue sample. Such Certificate of Donor Eligibility, in a form acceptable to both CTS and Osteotech, shall be signed by CTS’s Medical Director. Osteotech shall review the eligibility of each such donor for release to processing by Osteotech, utilizing the serological test results and the Certificate of Donor Eligibility provided by CTS.
1.2 Processing Responsibilities and Distribution Rights of Osteotech
1.2.1. General Undertaking. Processing and packaging of CTS Recovered Tissue received and accepted by Osteotech pursuant to this Agreement into then currently available finished units of Tissue shall be conducted by Osteotech. Osteotech hereby agrees and acknowledges that the Tissue provided by CTS will require further Processing by Osteotech prior to the Tissue being ready for transplant, including, but not limited to, making smaller grafts from the Tissue provided.
(a) Osteotech shall promote and distribute all finished Tissue forms processed from Tissue delivered to Osteotech by CTS hereunder to End-Users as determined solely by Osteotech. Osteotech shall distribute such Tissue and related products and shall be entitled to charge End-Users fees for Osteotech’s Tissue Processing, distribution and education services as determined by Osteotech in accordance with all applicable laws and regulations.
(b) Osteotech shall be entitled to use Tissue provided to it by CTS for research and development purposes if the informed consent signed at the time such Tissue was recovered allows such Tissue to be used for medical research and development purposes.
(c) Osteotech represents and warrants that it will comply with all (i) applicable laws, regulations, and guidelines of the FDA; (ii) applicable standards and guidelines promulgated by the AATB; (iii) applicable laws and regulations of other U.S. federal, state and local government agencies with jurisdiction over the recovery and distribution of human musculoskeletal tissue; (iv) applicable laws and regulations where such CTS Recovered Tissue delivered to Osteotech hereunder is Processed by Osteotech;; and (v) Osteotech’s standards for Recovered Tissue, to the extent applicable to CTS Recovered Tissue, as specified in Osteotech’s SOPs, as such standards may be amended from time to time by Osteotech and as provided to CTS within a reasonable amount of time in advance of their effectiveness (notwithstanding the written consent requirement of Section 13, below).

2. STORAGE, SHIPPING, REGULATORY COMPLIANCE AND LABELING
2.1 Possession and Storage of Tissue
(a) CTS Recovered Tissue delivered by CTS to Osteotech for Processing and any finished units or other byproducts derived from such Tissue shall be held by Osteotech in the public trust at all times until distributed by Osteotech. Neither CTS nor Osteotech shall have any ownership or other property right in any such Tissue, finished units or other by-products and shall not allow any third party to obtain any such right (whether in the nature of a lien, security interest, encumbrance, or otherwise). Neither CTS nor Osteotech shall sell, trade, or otherwise dispose of or imply that it is selling, trading or otherwise disposing of, banked human tissue, provided, that this shall not prohibit Osteotech from: (i) distributing Processed or unprocessed Tissue or marketing its Processing techniques and other services; (ii) utilizing Tissue for medical research and development purposes; and (iii) properly disposing of Tissue that does not meet quality assurance standards or regulatory requirements, in compliance with applicable laws.
(b) Specifications for all Tissue products to be Processed and distributed by Osteotech, from CTS Recovered Tissue, will be developed by Osteotech.
(c) CTS, at its sole expense, will provide storage for all Tissue donors recovered for Osteotech, pending shipment to Osteotech.
(d) Osteotech shall pay all shipping costs associated with delivery by CTS to Osteotech from any of the CTS locations. CTS shall pay all shipping costs associated with Tissue rejected in accordance with Section 1.1.1(b) or 1.1.2(g). Each party will designate the carrier for shipments originating from their respective locations and will ship in validated, temperature-controlled shipping containers. Risk of loss of the Recovered Tissue shall pass to Osteotech upon receipt of shipment from CTS’s facility(s) and risk of loss of the Recovered Tissue that is being returned by Osteotech to CTS shall pass to CTS upon receipt of shipments from Osteotech’s facility(s).
2.2 Certain Joint Compliance Responsibilities
(a) CTS shall comply with applicable laws, regulations and guidelines as required under Section 1. Osteotech shall comply with applicable laws regulations and guidelines as required under Section 1. Where the parties’ compliance responsibilities overlap, or where otherwise necessary and appropriate, each party shall use commercially reasonable efforts to cooperate with and assist the other party in such other party’s regulatory compliance activities.
(b) If either party becomes aware of anything that materially affects the eligibility assessment of a donor, compliance with Recovery Standards, or problems with Processing, it shall promptly notify the other party thereof in writing.
(c) In the event the FDA, any other applicable regulatory agency, or the AATB implements new or additional regulations applicable to Tissue, Osteotech and CTS shall each implement such changes to its SOPs as are necessary to comply with such regulations. In the event that either party has failed to or is unable to implement such changes in respect of Tissue by the effective date of such changes, the other party shall have the remedy set forth in Section 6.

2.3 Regulatory Issues
(a) Osteotech will handle all complaints with respect to any Tissue distributed to End-Users hereunder. Any issues arising under such complaints relevant to initial processing or eligibility will be forwarded to CTS for response, with both parties cooperating in an attempt to resolve any such complaints in a timely manner.
(b) Osteotech will address all recalls, deviations, adverse reactions, and the like, with the costs of recall or any corrective action to be borne by the party responsible for the error or failure causing such recall.
(c) Osteotech, at its sole expense, will address all regulatory requirements regarding processed Tissue, with CTS providing reasonable assistance or information necessary for Osteotech to do so effectively and in a timely manner.
(d) CTS will promptly provide Osteotech with a list of all testing laboratories used for serological and microbiological testing, copies of applicable tissue bank registrations and certifications, and a list of any tissue recovery organizations utilized by it other than CTS itself or its staff, and will notify Osteotech promptly of any changes thereto.
2.4 Labeling
(a) Individual packages of finished units of CTS Recovered Tissue Processed by Osteotech will bear a standard Osteotech bone product label that contains the product name and identity code, donor number, and expiration date, and to the extent required by applicable laws or regulations, a statement that such Tissue was recovered by CTS. The label shall also indicate that such Tissue was Processed and distributed by Osteotech.
2.5 Indemnification
(a) Osteotech agrees to defend, hold harmless, and indemnify CTS against any damages, litigation costs (including, without limitation, reasonable attorney fees and costs), losses, obligations, liabilities, claims, actions or causes of action sustained or suffered by CTS arising from: (i) a breach of Osteotech’s obligations hereunder; or (ii) a defect in any finished unit of CTS Recovered Tissue processed by Osteotech to the extent such defect results from an error or omission by Osteotech (including any employee or agent of Osteotech or other person to whom Osteotech has delegated any Processing or Processing related activities hereunder), or from a failure of workmanship by Osteotech.
(b) CTS agrees to defend, hold harmless, and indemnify Osteotech against any damages, litigation costs (including, without limitation, reasonable attorney fees and costs), losses, obligations, liabilities, claims, actions or causes of action sustained or suffered by Osteotech arising from (i) a breach of CTS’s obligations hereunder; (ii) a defect in any finished unit of CTS Recovered Tissue processed by Osteotech to the extent such defect results from an error or omission by CTS (including any employee or agent of CTS or other person to whom CTS has delegated any Tissue Recovery related activities hereunder), in connection with CTS’s Tissue recovery activities, including without limitation any testing performed by or at the direction of CTS; or (iii) any donor eligibility determination made by CTS (including any employee or agent of CTS or other person to whom CTS has delegated any donor eligibility determination responsibility).

(c) For purposes of Section 2.5(a) above, Osteotech shall be the “indemnifying party” and CTS shall be the “indemnified party,” and for the purposes of Section 2.5(b) above CTS shall be the “indemnifying party” and Osteotech shall be the “indemnified party”. The obligations and liabilities of the indemnifying party hereunder with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:
(i) The indemnified party shall give written notice to the indemnifying party of any assertion of liability by a third party which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity contained in Section 2.5(a) hereof, or Section 2.5(b) hereof, as the case may be, stating the nature and basis of said assertion and the amount thereof, to the extent known, within ten (10) business days after an officer of the indemnified party learns of the claim or receives notice thereof. Failure to give such notice within ten (10) business days may, at the indemnifying party’s option, result in a reduction in any subsequent indemnification payment by an amount equivalent to the expenses and/or losses demonstrated to have been caused by such delay in notification.
(ii) In the event any action, suit or proceeding is brought against the indemnified party, with respect to which the indemnifying party may have liability under the indemnity agreement contained in Section 2.5(a) or 2.5(b) hereof, as the case may be, the action, suit or proceeding shall, upon the written agreement of the indemnifying party that it is obligated to indemnify under the indemnity agreement contained in Section 2.5(a) or 2.5(b) hereof, as the case may be, be defended (including all proceedings on appeal or for review which counsel for the defendant shall deem appropriate) by the indemnifying party. The indemnified party shall have the right to be represented by advisory counsel and accountants, at its own expense, and shall be kept fully informed of such action, suit or proceeding at all stages thereof, whether or not it is so represented. The indemnifying party shall make available to the indemnified party and its attorneys and accountants all books and records of the indemnifying party relating to such proceedings or litigation. The parties will render to each other such assistance as they may reasonably require in order to ensure the proper and adequate defense of any such action, suit or proceeding.
(iii) Settlements by Indemnifying Party. The indemnifying party shall not make any settlement of any claims without the written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed.

(iv) Settlements by Indemnified Party. The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.
(d) The provisions of this Section 2.5 shall survive termination of this Agreement.
3. RECORDS AND REPORTS
(a) CTS will obtain and maintain complete and accurate records as required of CTS by the Recovery Standards (including without limitation donor medical and behavioral history, donor life style information, and, if applicable, serology and microbiological testing). CTS will retain such records for the time periods required by the Recovery Standards. Such records shall be available to Osteotech, only to the extent required by the Recovery Standards, during normal business hours upon reasonable advance notice at Osteotech’s expense.
(b) Each of Osteotech and CTS shall maintain an SOP which will set forth procedures pursuant to which it will provide information to regulatory authorities as may be required by applicable laws and regulations. Such SOP will specify the contact person at each of Osteotech and CTS who will be responsible for providing such information and interacting with such regulatory authorities.
(c) Osteotech shall maintain complete and accurate records concerning CTS Recovered Tissue received by Osteotech. Osteotech shall retain such records for the time periods required by the Recovery Standards. Such records shall be available to CTS, only to the extent required by the Recovery Standards, during normal business hours upon reasonable advance notice at CTS’s expense.
(d) Osteotech shall ensure that all information pertaining to CTS will be disclosed only to those Osteotech personnel with a need-to-know who have signed Osteotech’s standard confidentiality agreement.
(e) Osteotech shall notify CTS prior to the release of any CTS donor identifying information, such as the donor identifying number, where such release is legally required by a regulatory or governmental agency or court or administrative order or subpoena. The provisions of this Section 3(e) shall survive termination of this Agreement.
(f) Osteotech will arrange with CTS to hold quarterly meetings to discuss issues related to this Agreement. At these meetings the following information with respect to CTS Recovered Tissue will be discussed, along with any other relevant information: Recovery Standards, compliance with the Tissue Specifications and performance by both parties required pursuant to Section 1.

4. CONFIDENTIALITY AND CERTAIN OTHER COVENANTS
4.1 Non-Disclosure of Confidential Information
(a) For purposes of this Agreement, “Confidential Information” means all general and specific knowledge, experience and information that is confidential and of value to CTS or to Osteotech, including without limitation formulations, designs, products, processes, supplies, methods of manufacture or processing, SOPs, cost data, master files, the nature of research and/or development projects, as well as data relating thereto, marketing or business plans, donor data, profiles, or information, and financial data. It shall also mean any information disclosed to either party by any third party which either CTS or Osteotech is obligated to treat as confidential or proprietary.
(b) Both parties agree that they will not, at any time, without the express written agreement of the other party, or except as expressly permitted by this Agreement, disclose to any other person or use any Confidential Information of the other party, except for the purposes of performing this Agreement or any successor agreement or as may be required by law, governmental regulation, or court order. Information shall not be considered to be Confidential Information of a party if it can be established that: (i) such information was in the possession of the other party prior to disclosure to such other party by the party claiming that it is Confidential Information and such information is not otherwise subject to a confidentiality agreement, (ii) such information is then part of the public domain and became so without the breach of this or any other confidentiality agreement by such other party or any of its affiliates, or (iii) such information is developed independently by such other party or becomes known to or acquired by such other party by means other than as a result of a breach of a confidentiality agreement with or any fiduciary obligation to the other party.
(c) CTS and Osteotech will hold in confidence, and each agree to take commercially reasonable steps to cause its employees, consultants or others granted access to such Confidential Information to hold in confidence, all information identified as Confidential Information consistent with the obligations of CTS and Osteotech under this Section 4.1.
(d) CTS and Osteotech each recognize that violation in any material respect of any provision of this Section 4.1 may cause irreparable injuries to Osteotech or CTS and agree that CTS or Osteotech shall be entitled to preliminary and final injunctive relief against such violation. Such injunctive relief shall be in addition to, and in no way in limitation of, any and all remedies or rights which CTS or Osteotech shall have at law or in equity for the enforcement of the provisions of this Section 4.1. In addition, CTS and Osteotech agree that the party responsible for the breach of confidentiality shall be responsible for all legal fees and other costs and expenses incurred in the successful enforcement of the non-breaching party’s rights and remedies under this Section 4.1. The provision of this Section 4.1 shall survive the termination of this Agreement in accordance with its terms.
4.2 Certain Representations and Warranties.
(a) Each of Osteotech and CTS represents and warrants to the other that (i) its execution of this Agreement and the performance of its obligations hereunder will not conflict with or result in the breach of or default under any other agreement to which it is subject or by which it is bound, (ii) it will, in the performance of its obligations hereunder, comply with all applicable laws, rules, and regulations, (iii) its performance of its obligations hereunder will not violate or infringe the intellectual property rights of any third party, and (iv) it has all the rights and licenses necessary to perform its obligations hereunder without violating or infringing such rights.

4.3 AATB Accreditation.
(a) CTS and Osteotech will maintain (a) AATB accreditation as tissue banks and (b) FDA tissue bank registration.
5. TERM OF AGREEMENT
This Agreement shall become effective as of its Effective Date, and its initial term shall continue until December 31, 2019, unless terminated earlier in accordance with the provisions hereof. This Agreement shall automatically renew for an additional five (5) year term on January 1, 2020, unless either party provides the other with written notice of its intention not to renew this Agreement by July 1, 2019. Thereafter, this Agreement shall automatically renew for successive two (2) year renewal terms, unless either party notifies the other party in writing of its intention not to renew the Agreement no later than one hundred and eighty (180) days prior to the end of the then current renewal term.
6. TERMINATION
This Agreement may be terminated only as provided in Section 2.2(c), this Section 6, or Section 7(c). Pursuant to this Section 6, either party may terminate this Agreement at any time upon:
(a) The material breach by the other party of any of its material obligations under this Agreement, if such material breach is not cured within thirty (30) days after written notice thereof is given by the non-breaching party to the breaching party; or
(b) An adjudication of the other party as bankrupt or insolvent; or the admission in writing by such other party of its inability to pay its debts as they mature; or an assignment by such other party for the benefit of its creditors; or such other party applying for or consenting to the appointment of a receiver, trustee or similar officer for its assets; or the appointment of a receiver, trustee or similar officer for such other party’s assets without the application or consent of such other party, if such appointment shall continue undischarged for a period of ninety (90) days; or such other party instituting (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency arrangement or similar proceeding relating to it under the laws of any jurisdiction; or the institution of any bankruptcy, insolvency arrangement or similar proceeding relating to such other party, if such proceeding shall remain undismissed for a period of ninety (90) days; or the issuance or levy of any judgment, writ, warrant of attachment or execution or similar process against a substantial part of the property or assets of such other party, if such judgment, writ, warrant of attachment or execution or similar process shall not be released, vacated or fully bonded within ninety (90) days after its issue or levy.
(c) CTS may terminate this Agreement at any time upon thirty (30) days’ prior written notice to Osteotech if the FDA or any applicable regulatory agency has made the final determination described in Section 2.2(c) to the extent such provisions are applicable to Osteotech. Osteotech may terminate this Agreement at any time upon thirty (30) days’ prior written notice to CTS if the FDA or any applicable regulatory agency has made the final determination described in Section 2.2(c) to the extent such provisions are applicable to CTS.

7. INSURANCE
(a) Osteotech shall obtain and maintain in force during the term of this Agreement product liability insurance coverage, under a policy or policies with minimum limits of $2,500,000 and no more than a $500,000 deductible per claim, on a claims made or occurrence basis. Osteotech shall immediately notify CTS if coverage is cancelled. Upon execution of this Agreement, Osteotech shall provide CTS with a certificate or certificates of insurance suitable to CTS which state(s) that the above required coverage is in full force and effect and that the insurance carrier will provide not less than thirty (30) days prior written notice of cancellation or material changes to the policy or policies to both the insured party and the party to whom such certificate is issued. Maintenance of such insurance shall not relieve Osteotech of any liability under this Agreement.
(b) CTS shall obtain and maintain in force during the term of this Agreement professional liability insurance coverage, under a policy or policies with minimum limits of $2,500,000 and no more than a $500,000 deductible per claim, on a claims made or occurrence basis. CTS shall immediately notify Osteotech if coverage is cancelled. Upon execution of this Agreement, CTS shall provide Osteotech with a certificate or certificates of insurance suitable to Osteotech which state(s) that the above required coverage is in full force and effect and that the insurance carrier will provide not less than thirty (30) days prior written notice of cancellation or material changes to the policy or policies to both the insured party and the party to whom such certificate is issued. Maintenance of such insurance shall not relieve CTS of any liability under this Agreement.
(c) The parties acknowledge the difficulty in providing in this Agreement for all possible future developments relating to the availability and cost of the required insurance policies. Should a party discover during the term of this Agreement that meeting the insurance requirements of this Section 7, including but not limited to the minimum limits or maximum deductibles, is in its estimation commercially prohibitive, it shall give written notice to the other party. Key executives from each party shall arrange to meet within 30 days of receipt of the notice to determine if different insurance coverage is acceptable. The party not requesting a change in insurance coverage shall have the right to give notice to terminate this Agreement immediately upon the latter to occur of (i) the expiration of the aforementioned thirty (30) day period if the notifying party had participated in negotiations in good faith and still the parties have failed to come to a mutually agreeable resolution, and (ii) the date upon which the party receiving the notice of termination actually fails to satisfy all of the applicable insurance requirements set forth in this Agreement.
8. FORCE MAJEURE
Neither party shall be responsible to the other for nonperformance or delayed performance of the terms and conditions hereof due to acts of God, acts of government, wars, riots, accidents and transportation, fuel or material shortages, or other causes (except strikes), in the nature of force majeure.

9. BINDING AGREEMENT; ASSIGNMENT
This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns, in whatever form they may take. Specifically, upon the sale of all or substantially all of a party’s assets, the purchaser of such assets shall be bound by this Agreement. Notwithstanding the prior two sentences, however, in the event Osteotech ** during the term of this Agreement, or during any renewal period, CTS shall have the immediate right to terminate its obligation under this Agreement to supply: (i) Whole Donors and/or (ii) Cortical Shafts and Fascia (see Exhibit A); provided, however, that if CTS does not exercise its right in such event to terminate its obligation under this Agreement to supply Whole Donors and Cortical Shafts and Fascia, then all of CTS’s other obligations under this Agreement shall remain in full force and effect. Osteotech and CTS and their respective subsidiaries, as applicable, shall be subject to and bound by the terms and conditions of this Agreement to the extent they are engaged in the recovery and distribution or Processing of Tissue, as the case may be. Other than as provided in this Section 9, this Agreement shall not be assigned or transferred in whole or in part by either party without the written consent of the other party and any purported assignment without the express written consent of the other party is void.
10. NAME, EMBLEM, PACKAGING, TECHNOLOGY AND TRADEMARK
(a) Except to the extent Osteotech indicates in any literature, including without limitation promotional materials, that CTS recovers Tissue Processed by Osteotech, that CTS has provided particular Tissue to Osteotech and that CTS has determined its medical eligibility, without the prior written consent of CTS, Osteotech shall have no right to use the name, trademark or emblem of CTS in connection with its Processing or distribution activities or to use the name, trademark or emblem of CTS for any other purposes; provided, however, Osteotech may disclose CTS’s name as may be required by law, government regulation, or court order.
(b) CTS shall not have the right to use any trademark or emblem of Osteotech, including the name Osteotech, without the prior written consent of Osteotech; provided, however, CTS may disclose Osteotech’s name as may be required by law, government regulation, or court order.
(c) Nothing in this Agreement shall be interpreted to convey to CTS any trademark, patent, or proprietary technology owned by Osteotech, and nothing in this Agreement shall be interpreted to convey to Osteotech any trademark, patent, or proprietary technology owned by CTS.

11. NOTICES
All notices and other communications provided for hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, telecopied, with a copy sent promptly thereafter by U.S. mail, or delivered by hand or overnight delivery, as follows.

If to CTS:	Chief Executive Officer
COMMUNITY BLOOD CENTER d/b/a/ COMMUNITY TISSUE SERVICES 349 South Main Street Dayton, Ohio 45402-2715

Telecopy No. (937) 461-9217

If to Osteotech:	Chief Executive Officer
Osteotech, Inc. 51 James Way Eatontown, New Jersey 07724 Telecopy No. (732) 935-0626
or such other person or address as either party may designate by written notice to the other party complying as to delivery with the terms of this Section 11. All such notices and other communications shall be effective (i) if mailed by certified or registered mail, when received as indicated by the return receipt, (ii) if telecopied, when transmitted, as indicated by the facsimile transmission report, provided same is on a business day in the U.S. (excludes weekends and federal holidays) and, if not, on the next business day, or (iii) if delivered, upon delivery, provided same is on a business day and, if not, on the next business day.
12. ENTIRE AGREEMENT
Except as provided below in this Section 12, this Agreement and the Exhibits thereto set forth the entire Agreement between the parties; and any prior agreements, promises, negotiations, or representations, either oral or written, relating to the subject matter of this Agreement not expressly set forth in this Agreement are of no force or effect. This Agreement supersedes and replaces the parties’ March 1, 2006, Tissue Recovery Agreement, as modified by the February 14, 2007, First Amendment, the March 14, 2007, Second and Third Amendments, the June 1, 2007, Fourth Amendment, and the April 23, 2008, Fifth Amendment, each of which is hereby terminated. NOTWITHSTANDING the above, the parties’ January 16, 2009, Sixth Amendment, and only those provisions of the parties’ March 1, 2006, Tissue Recovery Agreement as are necessary to give meaning and effect to the terms of the Sixth Amendment, will continue in full force and effect, as set forth in that Sixth Amendment. This Agreement may be executed in counterparts, both of which together shall constitute a single agreement.
13. MODIFICATION
This Agreement, or any part or section of it, may not be amended or modified except by the written consent of both parties to the Agreement.
14. APPLICABLE LAW
This Agreement shall be construed in accordance with the laws of the State of Delaware, without giving effect to any conflict of laws principles.

15. WAIVER
Waiver or breach of any provision of this Agreement shall not be deemed a waiver of any other breach of the same or a different provision of this Agreement.
16. INDEPENDENT CONTRACTORS
CTS is providing its services hereunder as an independent contractor. Nothing herein shall create any affiliation, partnership or joint venture between the parties hereto, or any employer/employee relationship.
17. SEVERABILITY
The provisions of this Agreement shall be severable, and if a court of competent jurisdiction holds any provisions of this Agreement to be in violation of any applicable law, the remaining provisions shall nevertheless remain in full force and effect.
18. DISPUTE RESOLUTION
Osteotech and CTS will arrange, as mutually agreed, to hold regular meetings to discuss issues that may arise under this Agreement. If a dispute arises between the parties under this Agreement, CTS and Osteotech will first attempt to negotiate a resolution within thirty (30) days of notice of such dispute. If the parties do not resolve their difference, then any action brought by either party hereto shall be brought only in the appropriate court in the State of Delaware.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

COMMUNITY BLOOD CENTER d/b/a/ COMMUNITY TISSUE SERVICES
By:	/s/ Diane Wilson
	Print Name:	Diane Wilson
	Title:	COO

OSTEOTECH, INC.
By:	/s/ Sam Owusu-Akyaw
	Print Name:	Sam Owusu-Akyaw
	Title:	President/CEO

Exhibit A
Specifications for Donor Tissue
Minimum Tissues per Whole Donor
Each donor, in any calendar month, shall include the following:
**
Additional Tissue desired by Osteotech, if procured by, and available from, CTS:
**
CTS shall supply these Additional Tissues to Osteotech in quantities that are generally equal to the average number of these same tissues as are recovered from donors and retained by CTS during the term of this Agreement.
Tissue packaging must include three intact layers, with donor and tissue identified on outer and inner layer of packaging, and packaging configuration must be acceptable to both CTS and Osteotech.

Group “A” Donors Gender and Age
**
Group “B” Donors Gender and Age
**
Specifications for Cortical Shafts
**
Cortical Bone Tissue
**
Additional tissues if procured and available:
**
Any other cortical shafts
CTS shall supply these Additional Tissues to Osteotech in quantities that are generally equal to the average number of these same tissues as are recovered from donors and retained by CTS during the term of this Agreement.

Tissues should be supplied in a clean and debrided manner. Tissue color shall range from shades of tan to shades of pink. The microbiological results from a swab of the surface of the tissue or tissue sample should be supplied as representative of the final processing at CTS. Any processing or cleaning of tissue must not involve treatment of tissue with iodine, hydrogen peroxide, Allowash™, or irradiation. Processing or cleaning must only be done with sterile water.
Tissue packaging must include three intact layers, with donor and tissue identified on outer and inner layer of packaging, and packaging configuration must be acceptable to both CTS and Osteotech.
Specifications for Fascia
Tensor fascia lata, covering left and right femur, as rectangular shaped as possible.
Tissues should be supplied in a clean manner with extraneous fat and muscle removed. Tissue color shall range from shades of tan to shades of pink. The microbiological results from a swab of the surface of the tissue or tissue sample should be supplied as representative of the final processing at CTS. Any processing or cleaning of tissue must not involve treatment of tissue with iodine, hydrogen peroxide, Allowash™, or irradiation. Processing or cleaning must only be done with sterile water.
Tissue packaging must include three intact layers, with donor and tissue identified on outer and inner layer of packaging, and packaging configuration must be acceptable to both CTS and Osteotech. Fascia should be individually rolled and must be packaged separately from cortical shaft tissue.

Exhibit B
Standard Tissue Reimbursement Fee Schedule
I. Whole Donors
Group “A”: ** per Donor
Group “B”: ** per Donor
II. Cortical Shafts
**
III. Fascia
**
Pricing on above is inclusive of all costs to procure, qualify, and store the Donor Tissue prior to transport to Osteotech.
Alternative Tissue Reimbursement Fee Schedule
I. Whole Donors
Group “A”: ** per Donor
Group “B”: ** per Donor
II. Cortical Shafts
**
III. Fascia
**
Pricing on above is inclusive of all costs to procure, qualify, and store the Donor Tissue prior to transport to Osteotech.